Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Second Quarter Ended June 30, 2019

MECHANICSBURG, PENNSYLVANIA — August 1, 2019 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2019.

For the second quarter ended June 30, 2019, net operating revenues increased 5.0% to $1,361.4 million, compared to $1,296.2 million for the same quarter, prior year. Income from operations increased 3.6% to $124.9 million for the second quarter ended June 30, 2019, compared to $120.6 million for the same quarter, prior year. Net income was $60.0 million for the second quarter ended June 30, 2019, compared to $60.6 million for the same quarter, prior year. For the second quarter ended June 30, 2018, net income included a pre-tax non-operating gain of $6.5 million. Adjusted EBITDA increased 4.5% to $186.2 million for the second quarter ended June 30, 2019, compared to $178.2 million for the same quarter, prior year. Earnings per common share was $0.33 on a fully diluted basis for the second quarter ended June 30, 2019, compared to $0.35 for the same quarter, prior year. Excluding the non-operating gain and its related tax effects, adjusted earnings per common share was $0.31 on a fully diluted basis for the second quarter ended June 30, 2018. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

For the six months ended June 30, 2019, net operating revenues increased 5.4% to $2,686.0 million, compared to $2,549.2 million for the same period, prior year. Income from operations increased 3.2% to $236.6 million for the six months ended June 30, 2019, compared to $229.2 million for the same period, prior year. Net income increased 8.4% to $113.3 million for the six months ended June 30, 2019, compared to $104.5 million for the same period, prior year. For the six months ended June 30, 2019, net income included a pre-tax non-operating gain of $6.5 million. For the six months ended June 30, 2018, net income included pre-tax losses on early retirement of debt of $10.3 million, pre-tax non-operating gains of $6.9 million, and pre-tax U.S. HealthWorks acquisition costs of $2.9 million. Adjusted EBITDA increased 4.4% to $356.4 million for the six months ended June 30, 2019, compared to $341.5 million for the same period, prior year. Earnings per common share increased to $0.63 on a fully diluted basis for the six months ended June 30, 2019, compared to $0.60 for the same period, prior year. Adjusted earnings per common share was $0.60 per diluted share for both the six months ended June 30, 2019 and 2018. For the six months ended June 30, 2019, adjusted earnings per common share excludes the non-operating gain and its related tax effects. For the six months ended June 30, 2018, adjusted income per common share excludes the losses on early retirement of debt, non-operating gains, U.S. HealthWorks acquisition costs, and their related tax effects. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of income per common share to adjusted income per common share is presented in table X of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities.   Our reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of June 30, 2019, Select Medical operated 100 critical illness recovery hospitals in 28 states, 28 rehabilitation hospitals in 12 states, and 1,695 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 526 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At June 30, 2019, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

During the three months ended June 30, 2019, Select Medical began reporting the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries as part of our other activities. Previously, these services were reflected in the financial results of our reportable segments. Under these employee leasing arrangements, actual labor costs are passed through to our non-consolidating subsidiaries, resulting in Select Medical’s recognition of net operating revenues equal to the actual labor costs incurred. Prior year results presented herein have been changed to conform to the current presentation.

Critical Illness Recovery Hospital Segment

For the second quarter ended June 30, 2019, net operating revenues for the critical illness recovery hospital segment increased 4.2% to $461.1 million, compared to $442.5 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 5.6% to $64.1 million for the second quarter ended June 30, 2019, compared to $60.7 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 13.9% for the second quarter ended June 30, 2019, compared to 13.7% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for both the second quarters ended June 30, 2019 and 2018.

For the six months ended June 30, 2019, net operating revenues for the critical illness recovery hospital segment increased 1.3% to $918.7 million, compared to $907.1 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 2.6% to $137.1 million for the six months ended June 30, 2019, compared to $133.7 million for the same period, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 14.9% for the six months ended June 30, 2019, compared to 14.7% for the same period, prior year. Certain critical illness recovery hospital key statistics for both the six months ended June 30, 2019 and 2018 are presented in table VIII of this release.

Rehabilitation Hospital Segment

For the second quarter ended June 30, 2019, net operating revenues for the rehabilitation hospital segment increased 10.8% to $160.4 million, compared to $144.8 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 6.3% to $30.0 million for the second quarter ended June 30, 2019, compared to $28.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 18.7% for the second quarter ended June 30, 2019, compared to 19.5% for the same quarter, prior year. The Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $6.0 million for the second quarter ended June 30, 2019, compared to approximately $2.1 million of start-up losses for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for both the second quarters ended June 30, 2019 and 2018.

For the six months ended June 30, 2019, net operating revenues for the rehabilitation hospital segment increased 9.3% to $314.9 million, compared to $288.1 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 1.4% to $55.8 million for the six months ended June 30, 2019, compared to $55.0 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 17.7% for the six months ended June 30, 2019, compared to 19.1% for the same period, prior year. The Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $8.8 million for the six months ended June 30, 2019, compared to approximately $3.0 million for the same period, prior year. Certain rehabilitation hospital key statistics for both the six months ended June 30, 2019 and 2018 are presented in table VIII of this release.

Outpatient Rehabilitation Segment

For the second quarter ended June 30, 2019, net operating revenues for the outpatient rehabilitation segment increased 3.1% to $261.9 million, compared to $253.9 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 1.5% to $42.6 million for the second quarter ended June 30, 2019, compared to $41.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 16.3% for the second quarter ended June 30, 2019, compared to 16.5% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for both the second quarters ended June 30, 2019 and 2018.

For the six months ended June 30, 2019, net operating revenues for the outpatient rehabilitation segment increased 2.1% to $508.8 million, compared to $498.1 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $71.6 million for the six months ended June 30, 2019, compared to $72.5 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 14.1% for the six months ended June 30, 2019, compared to 14.5% for the same period, prior year. Certain outpatient rehabilitation key statistics for both the six months ended June 30, 2019 and 2018 are presented in table VIII of this release.

Concentra Segment

The financial results for the Concentra segment include U.S. HealthWorks beginning February 1, 2018.

For the second quarter ended June 30, 2019, net operating revenues for the Concentra segment increased to $413.5 million, compared to $412.8 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 4.8% to $76.1 million for the second quarter ended June 30, 2019, compared to $72.6 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 18.4% for the second quarter ended June 30, 2019, compared to 17.6% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for both the second quarters ended June 30, 2019 and 2018.

For the six months ended June 30, 2019, net operating revenues for the Concentra segment increased 5.3% to $809.8 million, compared to $768.9 million for the same period, prior year. Adjusted EBITDA for the Concentra segment increased 9.2% to $142.3 million for the six months ended June 30, 2019, compared to $130.4 million for the same period, prior year. The Adjusted EBITDA margin for the Concentra segment was 17.6% for the six months ended June 30, 2019, compared to 17.0% for the same period, prior year. Certain Concentra key statistics for both the six months ended June 30, 2019 and 2018 are presented in table VIII of this release.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $500.0 million worth of shares of its common stock. The program has been extended until December 31, 2019, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Holdings deems appropriate. Holdings funds this program with cash on hand and borrowings under the Select revolving facility.

During the three and six months ended June 30, 2019, Holdings repurchased 902,313 shares at a cost of approximately $13.1 million, an average cost per share of $14.55, which includes transaction costs. Since the inception of the program through June 30, 2019, Holdings has repurchased 36,826,441 shares at a cost of approximately $327.9 million, or $8.90 per share, which includes transaction costs.

Issuance and Sale of Senior Notes

On August 1, 2019, Select Medical issued and sold $550.0 million aggregate principal amount of senior notes due August 15, 2026. Select Medical intends to use a portion of the net proceeds of the senior notes, together with a portion of the proceeds from the incremental term loan borrowings under its senior secured credit agreement (as described below), to redeem in full the $710 million 6.375% senior notes due 2021, to repay in full the outstanding borrowings under the revolving credit facility, and pay related fees and expenses associated with the financing.

Interest on the senior notes accrues at the rate of 6.250% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020. The senior notes are senior unsecured obligations which are subordinated to all of our existing and future secured indebtedness, including the senior secured credit agreement. The senior notes rank equally in right of payment with all other existing and future senior unsecured indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The senior notes are unconditionally guaranteed on a joint and several basis by each of Select Medical’s direct or indirect existing and future domestic restricted subsidiaries, other than certain non-guarantor subsidiaries.

Select Medical may redeem some or all of the senior notes prior to August 15, 2022 by paying a “make-whole” premium. Select Medical may redeem some or all of the senior notes on or after August 15, 2022 at specified redemption prices. In addition, prior to August 15, 2022, Select Medical may redeem up to 40% of the principal amount of the senior notes with the net proceeds of certain equity offerings at a price of 106.250% plus accrued and unpaid interest, if any. Select Medical is obligated to offer to repurchase the senior notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events. These restrictions and prohibitions are subject to certain qualifications and exceptions.

The terms of the senior notes contains covenants that, among other things, limit Select Medical’s ability and the ability of certain of its subsidiaries to  (i) grant liens on its assets, (ii) make dividend payments, other distributions or other restricted payments, (iii) incur restrictions on the ability of its restricted subsidiaries to pay dividends or make other payments, (iv) enter into sale and leaseback transactions, (v) merge, consolidate, transfer or dispose of substantially all of their assets, (vi) incur additional indebtedness, (vii) make investments, (viii) sell assets, including capital stock of subsidiaries, (ix) use the proceeds from sales of assets, including capital stock of restricted subsidiaries, and (x) enter into transactions with affiliates. These covenants are subject to a number of exceptions, limitations and qualifications.

Amendment to Senior Secured Credit Agreement

On August 1, 2019, Select Medical entered into Amendment No. 3 to its senior secured credit agreement dated March 6, 2017. Among other things, the amendment (i) provided for an additional $500.0 million in term loans that, along with the existing term loan, have a maturity date of March 6, 2025, (ii) extended the maturity date of the revolving credit facility from March 6, 2022 to March 6, 2024, and (iii) increased the total net leverage ratio permitted under the senior secured credit agreement.

Business Outlook

Select Medical reaffirms its 2019 business outlook, provided most recently in its May 2, 2019 press release, for net operating revenues, Adjusted EBITDA, and fully diluted earnings per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2019 to be in the range of $5.2 billion to $5.4 billion. Select Medical continues to expect Adjusted EBITDA for the full year 2019 to be in the range of $660.0 million to $700.0 million. Select Medical continues to expect fully diluted earnings per common share for the full year 2019 to be in the range of $1.00 to $1.16. Select Medical expects adjusted earnings per common share to be in the range of $0.97 to $1.13. Adjusted earnings per common share excludes the non-operating gain and its related tax effects. The above estimates do not include the effects of the financing transactions which closed on August 1, 2019.

Conference Call

Select Medical will host a conference call regarding its second quarter results, as well as its business outlook, on Friday, August 2, 2019, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 5489707. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 12:00pm ET, August 9, 2019. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 5489707. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•                    the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to our acquisitions, including the acquisition of U.S. HealthWorks by Concentra, and our ability to realize anticipated synergies;

•                    private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                  the loss of key members of our management team could significantly disrupt our operations;

•                  the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•                  a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2018.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2018 and 2019

(In thousands, except per share amounts, unaudited)

	2018	2019	% Change
Net operating revenues	$1,296,210	$1,361,364	5.0%

Costs and expenses:
Cost of services	1,094,731	1,150,150	5.1
General and administrative	29,194	31,339	7.3
Depreciation and amortization	51,724	54,993	6.3

Income from operations	120,561	124,882	3.6

Equity in earnings of unconsolidated subsidiaries	4,785	7,394	54.5
Non-operating gain	6,478	—	N/M
Interest expense	(50,159)	(51,464)	2.6

Income before income taxes	81,665	80,812	(1.0)

Income tax expense	21,106	20,826	(1.3)

Net income	60,559	59,986	(0.9)

Less: Net income attributable to non-controlling interests	14,048	15,170	8.0

Net income attributable to Select Medical	$46,511	$44,816	(3.6)%

Diluted earnings per common share:(1)	$0.35	$0.33

(1)                                 Refer to table III for calculation of earnings per common share.

N/M —  Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2018 and 2019

(In thousands, except per share amounts, unaudited)

	2018	2019	% Change
Net operating revenues	$2,549,174	$2,685,995	5.4%

Costs and expenses:
Cost of services	2,160,544	2,282,242	5.6
General and administrative	60,976	60,016	(1.6)
Depreciation and amortization	98,495	107,131	8.8

Income from operations	229,159	236,606	3.2

Loss on early retirement of debt	(10,255)	—	N/M
Equity in earnings of unconsolidated subsidiaries	9,482	11,760	24.0
Non-operating gain	6,877	6,532	N/M
Interest expense	(97,322)	(102,275)	5.1

Income before income taxes	137,941	152,623	10.6

Income tax expense	33,400	39,293	17.6

Net income	104,541	113,330	8.4

Less: Net income attributable to non-controlling interests	24,291	27,680	14.0

Net income attributable to Select Medical	$80,250	$85,650	6.7%

Diluted earnings per common share:(1)	$0.60	$0.63

(1)                                 Refer to table III for calculation of earnings per common share.

N/M —  Not Meaningful

III.  Earnings per Share

For the Three and Six Months Ended June 30, 2018 and 2019

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and six months ended June 30, 2018 and 2019:

	Diluted EPS
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
Net income	$60,559	$59,986	$104,541	$113,330
Less: net income attributable to non-controlling interests	14,048	15,170	24,291	27,680
Net income attributable to Select Medical	46,511	44,816	80,250	85,650
Less: net income attributable to participating securities	1,517	1,484	2,628	2,826
Net income attributable to common shares	$44,994	$43,332	$77,622	$82,824

The following tables set forth the computation of EPS under the two-class method for the three and six months ended June 30, 2018 and 2019:

	Three Months Ended June 30,
	2018			2019
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$44,994	129,924	$0.35	$43,332	130,562	$0.33
Participating securities	1,517	4,379	$0.35	1,484	4,471	$0.33
Total	$46,511			$44,816

	Six Months Ended June 30,
	2018			2019
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$77,622	129,871	$0.60	$82,824	130,711	$0.63
Participating securities	2,628	4,397	$0.60	2,826	4,460	$0.63
Total	$80,250			$85,650

(1)                                 Represents the weighted average share count outstanding during the period.

IV.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2018	June 30, 2019
Assets
Current Assets:
Cash	$175,178	$124,036
Accounts receivable	706,676	791,769
Other current assets	110,670	112,260
Total Current Assets	992,524	1,028,065
Operating lease right-of-use assets	—	971,385
Property and equipment, net	979,810	1,008,555
Goodwill	3,320,726	3,385,394
Identifiable intangible assets, net	437,693	419,335
Other assets	233,512	294,206
Total Assets	$5,964,265	$7,106,940
Liabilities and Equity
Current Liabilities:
Payables and accruals	$661,321	$641,196
Current operating lease liabilities	—	202,484
Current portion of long-term debt and notes payable	43,865	9,012
Total Current Liabilities	705,186	852,692
Non-current operating lease liabilities	—	813,903
Long-term debt, net of current portion	3,249,516	3,349,702
Non-current deferred tax liability	153,895	147,716
Other non-current liabilities	158,940	102,555
Total Liabilities	4,267,537	5,266,568
Redeemable non-controlling interests	780,488	844,422
Total equity	916,240	995,950
Total Liabilities and Equity	$5,964,265	$7,106,940

V.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended June 30, 2018 and 2019

(In thousands, unaudited)

	2018	2019
Operating activities
Net income	$60,559	$59,986
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	6,466	3,276
Depreciation and amortization	51,724	54,993
Provision for bad debts	17	391
Equity in earnings of unconsolidated subsidiaries	(4,785)	(7,394)
Loss on extinguishment of debt	72	—
Gain on sale of assets and businesses	(6,467)	(121)
Stock compensation expense	5,984	6,358
Amortization of debt discount, premium and issuance costs	3,350	3,095
Deferred income taxes	(1,769)	(6,209)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	40,037	(11,121)
Other current assets	5,934	(1,713)
Other assets	(9,949)	(756)
Accounts payable and accrued expenses	14,278	(8,149)
Income taxes	772	(1,484)
Net cash provided by operating activities	166,223	91,152
Investing activities
Business combinations, net of cash acquired	(2,345)	(79,942)
Purchases of property and equipment	(42,031)	(40,212)
Investment in businesses	(1,537)	(24,649)
Proceeds from sale of assets and businesses	5,981	123
Net cash used in investing activities	(39,932)	(144,680)
Financing activities
Borrowings on revolving facilities	100,000	275,000
Payments on revolving facilities	(195,000)	(240,000)
Payments on term loans	(2,875)	—
Borrowings of other debt	8,328	5,940
Principal payments on other debt	(5,612)	(6,525)
Repurchase of common stock	(767)	(13,620)
Proceeds from exercise of stock options	882	459
Increase (decrease) in overdrafts	1,745	(3,874)
Proceeds from issuance of non-controlling interests	2,926	14,863
Distributions to and purchases of non-controlling interests	(14,572)	(2,494)
Net cash provided by (used in) financing activities	(104,945)	29,749

Net increase (decrease) in cash and cash equivalents	21,346	(23,779)
Cash and cash equivalents at beginning of period	119,683	147,815
Cash and cash equivalents at end of period	$141,029	$124,036
Supplemental information
Cash paid for interest	$62,105	$60,710
Cash paid for taxes	22,104	28,523

VI.  Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2018 and 2019

(In thousands, unaudited)

	2018	2019
Operating activities
Net income	$104,541	$113,330
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	7,830	11,148
Depreciation and amortization	98,495	107,131
Provision for bad debts	102	1,958
Equity in earnings of unconsolidated subsidiaries	(9,482)	(11,760)
Loss on extinguishment of debt	484	—
Gain on sale of assets and businesses	(6,980)	(6,354)
Stock compensation expense	10,911	12,613
Amortization of debt discount, premium and issuance costs	6,486	6,326
Deferred income taxes	(1,691)	(6,290)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(5,774)	(85,873)
Other current assets	(3,011)	(9,236)
Other assets	6,684	(939)
Accounts payable and accrued expenses	(4,255)	(15,486)
Income taxes	12,610	16,346
Net cash provided by operating activities	216,950	132,914
Investing activities
Business combinations, net of cash acquired	(517,704)	(86,062)
Purchases of property and equipment	(81,648)	(89,285)
Investment in businesses	(3,291)	(52,257)
Proceeds from sale of assets and businesses	6,672	125
Net cash used in investing activities	(595,971)	(227,479)
Financing activities
Borrowings on revolving facilities	265,000	635,000
Payments on revolving facilities	(345,000)	(460,000)
Proceeds from term loans	779,904	—
Payments on term loans	(5,750)	(132,685)
Revolving facility debt issuance costs	(1,333)	—
Borrowings of other debt	19,928	14,230
Principal payments on other debt	(11,521)	(12,680)
Repurchase of common stock	(889)	(13,620)
Proceeds from exercise of stock options	1,620	459
Increase (decrease) in overdrafts	(6,171)	2,176
Proceeds from issuance of non-controlling interests	2,926	18,288
Distributions to and purchases of non-controlling interests	(301,213)	(7,745)
Net cash provided by financing activities	397,501	43,423

Net increase (decrease) in cash and cash equivalents	18,480	(51,142)
Cash and cash equivalents at beginning of period	122,549	175,178
Cash and cash equivalents at end of period	$141,029	$124,036
Supplemental Information
Cash paid for interest	$97,338	$97,909
Cash paid for taxes	22,480	29,241
Non-cash equity exchange for acquisition of U.S. HealthWorks	238,000	—

VII.  Key Statistics

For the Three Months Ended June 30, 2018 and 2019

(unaudited)

	2018(e)	2019	% Change
Critical Illness Recovery Hospital
Number of hospitals — end of period(a)	98	100
Net operating revenues (,000)	$442,452	$461,143	4.2%
Number of patient days(b)	256,132	262,860	2.6%
Number of admissions(b)	9,121	9,172	0.6%
Net revenue per patient day(b)(c)	$1,710	$1,739	1.7%
Adjusted EBITDA (,000)	$60,725	$64,138	5.6%
Adjusted EBITDA margin	13.7%	13.9%
Rehabilitation Hospital
Number of hospitals — end of period(a)	26	28
Net operating revenues (,000)	$144,779	$160,374	10.8%
Number of patient days(b)	77,415	86,525	11.8%
Number of admissions(b)	5,455	6,017	10.3%
Net revenue per patient day(b)(c)	$1,608	$1,635	1.7%
Adjusted EBITDA (,000)	$28,195	$29,968	6.3%
Adjusted EBITDA margin	19.5%	18.7%
Outpatient Rehabilitation
Number of clinics — end of period(a)	1,638	1,695
Net operating revenues (,000)	$253,914	$261,891	3.1%
Number of visits(b)	2,144,655	2,203,505	2.7%
Revenue per visit(b)(d)	$103	$102	(1.0)%
Adjusted EBITDA (,000)	$41,947	$42,584	1.5%
Adjusted EBITDA margin	16.5%	16.3%
Concentra
Number of centers — end of period(b)	527	526
Net operating revenues (,000)	$412,823	$413,451	0.2%
Number of visits(b)	3,024,121	3,103,089	2.6%
Revenue per visit(b)(d)	$125	$121	(3.2)%
Adjusted EBITDA (,000)	$72,568	$76,087	4.8%
Adjusted EBITDA margin	17.6%	18.4%

(a)                                 Includes managed locations.

(b)                                 Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)                                  Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)                                 Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(e)                                  For the three months ended June 30, 2018, the financial results of our reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries. These results are now reported as part of our other activities. Select Medical leases employees at cost to these non-consolidating subsidiaries.

VIII.  Key Statistics

For the Six Months Ended June 30, 2018 and 2019

(unaudited)

	2018(e)	2019	% Change
Critical Illness Recovery Hospital
Number of hospitals — end of period(a)	98	100
Net operating revenues (,000)	$907,128	$918,677	1.3%
Number of patient days(b)	521,972	520,989	(0.2)%
Number of admissions(b)	18,954	18,628	(1.7)%
Net revenue per patient day(b)(c)	$1,721	$1,749	1.6%
Adjusted EBITDA (,000)	$133,697	$137,136	2.6%
Adjusted EBITDA margin	14.7%	14.9%
Rehabilitation Hospital
Number of hospitals — end of period(a)	26	28
Net operating revenues (,000)	$288,087	$314,932	9.3%
Number of patient days(b)	154,305	169,341	9.7%
Number of admissions(b)	10,849	11,853	9.3%
Net revenue per patient day(b)(c)	$1,615	$1,634	1.2%
Adjusted EBITDA (,000)	$54,971	$55,765	1.4%
Adjusted EBITDA margin	19.1%	17.7%
Outpatient Rehabilitation
Number of clinics — end of period(a)	1,638	1,695
Net operating revenues (,000)	$498,145	$508,796	2.1%
Number of visits(b)	4,212,120	4,257,988	1.1%
Revenue per visit(b)(d)	$103	$103	0.0%
Adjusted EBITDA (,000)	$72,472	$71,575	(1.2)%
Adjusted EBITDA margin	14.5%	14.1%
Concentra
Number of centers — end of period(b)	527	526
Net operating revenues (,000)	$768,939	$809,772	5.3%
Number of visits(b)	5,620,180	6,014,696	7.0%
Revenue per visit(b)(d)	$125	$122	(2.4)%
Adjusted EBITDA (,000)	$130,365	$142,345	9.2%
Adjusted EBITDA margin	17.0%	17.6%

(a)                                 Includes managed locations.

(b)                                 Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)                                  Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)                                 Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(e)                                  For the six months ended June 30, 2018, the financial results of our reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries. These results are now reported as part of our other activities. Select Medical leases employees at cost to these non-consolidating subsidiaries.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2018 and 2019

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
Net income	$60,559	$59,986	$104,541	$113,330
Income tax expense	21,106	20,826	33,400	39,293
Interest expense	50,159	51,464	97,322	102,275
Non-operating gain	(6,478)	—	(6,877)	(6,532)
Equity in earnings of unconsolidated subsidiaries	(4,785)	(7,394)	(9,482)	(11,760)
Loss on early retirement of debt	—	—	10,255	—
Income from operations	120,561	124,882	229,159	236,606
Stock compensation expense:
Included in general and administrative	4,047	4,796	8,037	9,544
Included in cost of services	1,937	1,562	2,874	3,069
Depreciation and amortization	51,724	54,993	98,495	107,131
U.S. HealthWorks acquisition costs	(41)	—	2,895	—
Adjusted EBITDA	$178,228	$186,233	$341,460	$356,350

Critical illness recovery hospital	$60,725	$64,138	$133,697	$137,136
Rehabilitation hospital	28,195	29,968	54,971	55,765
Outpatient rehabilitation	41,947	42,584	72,472	71,575
Concentra	72,568	76,087	130,365	142,345
Other(a)	(25,207)	(26,544)	(50,045)	(50,471)
Adjusted EBITDA	$178,228	$186,233	$341,460	$356,350

(a)                                 Other primarily includes general and administrative costs.

X. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three and Six Months Ended June 30, 2018 and 2019

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP.  Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended June 30,
	2018	Per Share(a)	2019	Per Share(a)
Net income attributable to common shares(a)	$44,994	$0.35	$43,332	$0.33
Adjustments:(b)
Non-operating gain	(4,585)	(0.04)	—	—
U.S. HealthWorks acquisition costs	(15)	0.00	—	—
Adjusted net income attributable to common shares	$40,394	$0.31	$43,332	$0.33

	Six Months Ended June 30,
	2018	Per Share(a)	2019	Per Share(a)
Net income attributable to common shares(a)	$77,622	$0.60	$82,824	$0.63
Adjustments:(b)
Loss on early retirement of debt	4,390	0.03	—	—
Non-operating gain	(4,868)	(0.04)	(4,545)	(0.03)
U.S. HealthWorks acquisition costs	1,002	0.01	—	—
Adjusted net income attributable to common shares	$78,146	$0.60	$78,279	$0.60

(a)                                 Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table III.

(b)                                 Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding.

XI. Net Income to Adjusted EBITDA and Earnings per Common Share to Adjusted Earnings per Common Share Reconciliations

Business Outlook for the Year Ending December 31, 2019

(In millions, unaudited)

The following are reconciliations of full year 2019 Adjusted EBITDA and adjusted earnings per common share expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table IX and table X for a discussion of Select Medical’s use of Adjusted EBITDA and adjusted earnings per common share in evaluating financial performance. Refer to table IX for the definition of Adjusted EBITDA. Each item presented in the below tables are estimations of full year 2019 expectations.

	Range
	Low	High
Non-GAAP Measure Reconciliation
Net income attributable to Select Medical	$137	$158
Net income attributable to non-controlling interests	56	65
Net income	193	223
Income tax expense	66	76
Interest expense	200	200
Equity in earnings of unconsolidated subsidiaries	(25)	(25)
Non-operating gain	(7)	(7)
Income from operations	427	467
Stock compensation expense	27	27
Depreciation and amortization	206	206
Adjusted EBITDA	$660	$700

	Range
	Low	High
Non-GAAP Measure Reconciliation
Diluted earnings per common share	$1.00	$1.16
Adjustments:
Non-operating gain	(0.03)	(0.03)
Adjusted earnings per common share	$0.97	$1.13